Exhibit 10.11

CONSULTING AGREEMENT

This agreement is made as of October 20, 2009, by and between Puradyn Filter Technologies, Inc (Company) and Boxwood Assoc., Inc. (“Consultant”) for the purpose of engaging the services of Consultant.

1.

Term. This Agreement is effective beginning November 1, 2009 (“Term”) and shall remain in effect until December 31, 2010, or until terminated by either party. Notice of termination may be served by providing thirty (30) days’ written notice to the other party, at the address stated in this contract.

2.

Services. During the Term, Consultant shall provide management services, including assisting in development of strategic alliances, positioning the company’s products within the market, and guiding the Company to achieving its annual goals.

3.

Fees for Services. The Company shall pay Consultant a monthly fee of $2,000.00. Consultant shall submit an invoice monthly and the Company agrees to remit payment within thirty (30) days of receipt of such invoice.

4.

Independent Contractor. Consultant acknowledges that it is an independent contractor in carrying out its duties under this Agreement and Consultant shall in no way be an agent or representative of the Company. Consultant shall be solely responsible for all taxes, withholdings, and any other statutory obligations pertaining to its employees and representatives.

5.	Limitation on Authority. Consultant has no authority to enter into any contract or incur any liability on behalf of the Company.

6.

Standard of Performance. In the performance of its duties hereunder, the Consultant shall, and shall cause its employees, contractors and representatives to, at all times perform in a professional, ethical and competent manner and exercise the same duty of care as it would exercise in the conduct of its own affairs in similar contexts.

7.

Non-Disclosure of Confidential Information. Except as permitted or directed by the Company in writing, Consultant shall not during the Term of this Agreement or at anytime thereafter, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of providing Services under this Agreement) any Confidential Information (as defined herein) which Consultant has acquired or will acquire prior to or during the Term of this Agreement. The Consultant agrees and acknowledges that “Confidential Information” shall mean any and all information not in the public domain, in any form, emanating from or relating to the Company and its members, including, but not limited to, trade secrets, technical information, costs, designs, drawings, processes, systems, methods of operation and procedures, price lists, financial data, code books, invoices and other financial statements, computer programs, discs, printouts, plans, customer lists, telephone numbers, names, addresses, or any other written or unwritten information that is used in the business of the Company. The Consultant acknowledges that the Confidential Information constitutes a unique and valuable asset acquired at great time and expense, and that any disclosure or use of any Confidential Information, other than in rendering Services under this Agreement would cause great irreparable harm to the Company. In the event of a breach or threatened breach of this Section, Consultant agrees that monetary damages would be an inadequate remedy at law, and both preliminary and permanent equitable injunctive relief is necessary and shall be available to protect the rights of the Company.

8.	Miscellaneous.

a.

Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. Neither party shall assign all or any part of the Agreement without the other party’s written consent.

b.

Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement, and all prior agreements, understandings, and restrictions, whether written or oral, between the parties are hereby superseded by and merged into this Agreement.

c.

Governing Law. It is the intention of the parties that the laws of Florida, without regard to its principles of conflicts of laws, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

d.

Waiver and Amendment. No provision hereof may be waived unless in writing and signed by all parties hereto. A waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. The failure to take prompt action to terminate for, or seek the correction of, a breach of one party shall not be deemed or waiver by the other party of the right to enforce its rights hereunder. This Agreement may only be amended by a written agreement executed by all the parties hereto.

e.

Severability. If any provision of this Agreement is judicially determined to be invalid or unenforceable as written, then such provision shall, if possible, be modified and reformed to the degree necessary to render it valid and enforceable. Further, any such invalidity or unenforceability of any provision shall have no effect on the remainder of the Agreement which shall remain in full force and effect.

f.

Notices. All notices require or given herewith shall be addressed to the Company or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier services.

Notice to Consultant: Boxwood Assoc., Inc. 150 Via Bellaria Palm Beach, FL 33480

Notice to Company:

Joseph Vittoria Puradyn Filter Technologies, Inc. 2017 High Ridge Road Boynton Beach, FL 33426

g.

Arbitration. Any controversy between the parties hereto involving the construction or application of any terms or conditions of this Agreement or any claim arising out of or relating to this Agreement will be submitted to and settled to and settled by final and binding arbitration in the State of Florida in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The losing party shall be responsible for attorney fees and all costs.

h.

Indemnification. Each party (the “indemnifying party”) agrees to indemnify, defend and hold harmless the other party and its officers, directors, employees, agents and representatives from and against any liability, claim, loss, damage, suit and expense (including reasonable attorneys’ fees) arising from any negligent, reckless or willful actions of negligence, recklessness or misconduct of, or any breach of this Agreement by, the indemnifying party and/or any of its officers, directors, employees, agents, representatives or independent contractors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

By:
Dom. A. Telesco
On behalf of
BOXWOOD ASSOC., INC.

By:
Joseph Vittoria
On behalf of
PURADYN FILTER TECHNOLOGIES, INC.